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EXHIBIT 99.2

          INDEMNIFICATION AND HOLD HARMLESS AGREEMENT

     AGREEMENT made this _____ day of October, 1999, by and between Phoenix Resources Technologies, Inc., a Nevada corporation (the "Phoenix") and Clark Nichols, William Nichols and Milton Price ("Nichols, Nichols and Price").

     WHEREAS, Phoenix and one Ben Traub ("Traub") have entered into an agreement whereby Phoenix is going to issue to Traub on behalf of certain third parties, 9,000,000 restricted shares of common stock in consideration of the payment of $300,000;

     WHEREAS, it appears that certain former officers and directors of Phoenix may have claims for indemnification against Phoenix;

     WHEREAS, Traub is concerned that in the future, former officers and directors of Phoenix may make indemnification claims against Phoenix; and,

     WHEREAS, in order to induce Traub to proceed with the acquisition of the aforementioned 9,000,000 shares, Nichols, Nichols and Price have agreed to personally indemnify and hold
Phoenix harmless from any and all claims and judgments, including attorney's fees, made by former officers and directors of Phoenix.

     NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, it is agreed as follows:

     1. The foregoing recitals are hereby made part of this agreement.

     2. Upon Traub purchasing 9,000,000 shares of Phoenix common stock, Nichols, Nichols and Price, jointly and severally, hereby indemnify and hold Phoenix safe and harmless from any and all claims made by any former officers or directors of Phoenix for any reason. Such indemnification and hold harmless includes, but is not limited to claims, judgments, causes of action, demands and includes any and all attorney's fees incurred by Phoenix in connection with any of the foregoing. Upon noitce of a claim, Nichols, Nichols, and Price will select the attorneys to defend or respond to actions or claims intiated or threatened and will be responsible for the payment of all fees due the attorney's so selected by them. Further, Nichols, Nichols, and Price will be responsible for the attorney's so selected.

     3. The obligation of Nichols, Nichols and Price will continue for a period of fifteen (15) years from the date hereof.



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     IN WITNESS WHEREOF, the parties hereto have executed this
agreement the day and year first above written.

                         PHOENIX RESOURCES TECHNOLOGIES, INC.


                         BY: _____________________________
                             William Nichols, President

                         NICHOLS, NICHOLS AND PRICE


                         _________________________________
                         Clark Nichols


                         _________________________________
                         William Nichols


                         _________________________________
                         Milton Price